Exhibit 17

                              Merger Bulletin


                            [Great Western Logo]


May 21, 1997                                          Vol. I Number 9

To All Employees


                      Community Advertisements Placed
                   In California and Florida Newspapers

For your information, the attached advertisements appeared in leading daily and weekly newspapers in California and Florida earlier this week.

These ads feature excerpts from letters Great Western has received from community leaders in support of the Great Western/Washington Mutual merger.

Published by Corporate Communications -- Great Western -- N 11 36 -- 9200 Oakdale Avenue, Chatsworth, CA 91311



                          [NEWSPAPER ADVERTISEMENT]


Thank you, California, for your warm support of Washington Mutual and Great Western.

[Graphic: Excerpts from letters.]

"I further move that the City Clerk be instructed to notify the Office of Thrift Supervision of the City of Los Angeles opposition to the hostile takeover by H. F. Ahmanson due to significant financial impact on the City of Los Angeles and the expected loss of over 3,000 jobs."

                               Hal Bernson-Councilman, 12th District
Los Angeles City Council Motion passed unanimously, 4/2/97

"Like all good legacies, the proposed [Great Western/Washington Mutual] merger has garnered our support because it will enable the good works of both institutions to continue in underserved communities."

                                                           Lori Gay-
                   Los Angeles Neighborhood Housing Services, 4/17/97

"We prefer that mergers be non-hostile and interested not only in shareholder values but also in stakeholder values...We perceive the Washington Mutual/Great Western merger as a promise to continue and grow the stake."

                                                Steven D. Johnson-
                 First African Methodist Episcopal Church, 4/18/97

"...we are writing to state our full support of the proposed merger between Great Western Bank and Washington Mutual."

                                                John W. Johnson-
                            San Diego Urban League, Inc., 4/17/97

"I am writing on behalf of Consumer Action (CA), a non-profit consumer education and advocacy organization with offices in San Francisco and Los Angeles, to oppose the proposed hostile takeover of Great Western by H.F. Ahmanson."

                                                  Ken McEldowney-
                                          Consumer Action, 4/4/97

"I am writing to you to urge the approval of Washington Mutual's merger with Great Western Bank. I believe that this merger is one that will greatly benefit not only the two entities in question, but the public as well."

                                                 Dolores Sanchez-
                         Eastern Group Publications, Inc., 4/17/97

"The purpose of this letter is to support the merger of Great Western Bank and Washington Mutual...[Great Western/Washington Mutual] we applaud and appreciate their mutual commitment to America's lower income communities."

                                              Dean L. Rohrbach-
                San Diego Neighborhood Housing Service, 4/21/97

These are just a few of the many letters we have received supporting Washington Mutual and Great Western.

The community has spoken.

WASHINGTON MUTUAL/GREAT WESTERN FINANCIAL: BUILDING A PARTNERSHIP WITH THE COMMUNITY


[Washington Mutual logo]                             [Great Western logo]


May 19, 1997



                         [NEWSPAPER ADVERTISEMENT]

Thank you, Florida, for your warm support of Washington Mutual and Great
Western.


[Graphic: Excerpts from letters.]

"The numerous commitments made by the Washington Mutual/Great Western Partnership should not only be commended, but highly encouraged and emulated by others in the industry...We at Miami-Dade Neighborhood Housing Services, Inc., proudly support the proposed merger..."

                                                  Gail Williams-
                Miami-Dade Neighborhood Housing Services, 5/5/97

"Great Western has been a terrific corporate citizen in Dade County and south Florida...it appears that Washington Mutual will continue to follow the leadership established by Great Western."

                                               William O. Cullom-
                    The Greater Miami Chamber of Commerce, 5/5/97

"I am writing in support of the proposed merger of Great Western Bank and Washington Mutual...the Orlando Neighborhood Improvement Corporation strongly supports the proposed merger of Great Western Bank and Washington Mutual."

                                               Robert E. Ansley-
           Orlando Neighborhood Improvement Corporation, 4/16/97

"We truly appreciate Great Western/Washington Mutual's commitment to diversity as reflected in its current minority-owned business program."

                                                   Windell Paige-
        Florida Regional Minority Purchasing Council, Inc., 5/2/97

"We are writing to express our support for the merger of Great Western and Washington Mutual."

                                            Donald E. Bowen-
               Urban League of Broward County, Inc., 4/16/97

These are just a few of the many letters we have received supporting Washington Mutual and Great Western.

The community has spoken.

WASHINGTON MUTUAL/GREAT WESTERN FINANCIAL: BUILDING A PARTNERSHIP WITH THE COMMUNITY


[Washington Mutual logo]                              [Great Western logo]


May 19, 1997